UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2013

VERIFONE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32465

Delaware

(State or Other Jurisdiction of

Incorporation or Organization)

04-3692546

(IRS Employer

Identification No.)

2099 Gateway Place, Suite 600

San Jose, CA 95110

(Address of principal executive offices, including zip code)

408-232-7800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New CEO

(b), (c), (d) (e) On September 23, 2013, VeriFone Systems, Inc. (the “Company”) announced that its Board of Directors had appointed Paul Galant to serve as Chief Executive Officer, effective beginning October 1, 2013. Also effective October 1, 2013, Mr. Galant will be appointed to the Board of Directors. In connection with Mr. Galant’s appointment, on October 1, 2013, Richard A. McGinn will step down from his position as Interim Chief Executive Officer. A copy of the Company’s press release is furnished hereto as Exhibit 99.1.

Prior to joining the Company, Mr. Galant, 45, served as the Chief Executive Officer of Citigroup Inc.’s Enterprise Payments business since 2010. In this role, Mr. Galant oversaw the design, marketing and implementation of global business-to-consumer and consumer-to-business digital payments solutions. From 2009, Mr. Galant served as CEO of Citi Cards, heading Citigroup’s North American and International Credit Cards business. From 2007, Mr. Galant served as CEO of Citi Transaction Services, a division of Citi’s Institutional Clients Group. From 2002, Mr. Galant was the Global Head of the Cash Management business, one of the largest processors of payments globally. Mr. Galant joined Citigroup, a multinational financial services corporation, in 2000. Prior to joining Citigroup, Mr. Galant held positions at Donaldson, Lufkin & Jenrette, Smith Barney, and Credit Suisse. Mr. Galant holds a B.S. from Cornell University where he graduated a Phillip Merrill Scholar. Mr. Galant brings to the Board of Directors, among other skills and qualifications, significant knowledge of the payments industry and leadership in complex, global organizations.

Mr. Galant has no reportable transactions under Item 404(a) of Regulation S-K and no family relationships reportable under Item 401(d) of Regulation S-K.

The terms of Mr. Galant’s employment, including severance terms, are outlined in the Company’s offer letter (the “Offer Letter”) to Mr. Galant, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. Mr. Galant will be employed by the Company on an “at-will” basis. Mr. Galant will receive an annual base salary at a rate of at least $800,000 per annum and will be eligible to receive a target cash bonus of not less than 125% of his annual base salary under the Company’s Amended and Restated Bonus Plan or any successor plan. Mr. Galant will also receive a signing bonus of $2,250,000. Mr. Galant will also receive the following equity grants:

•	An initial stock option grant equal to 500,000 options, 25% of which will vest on the first anniversary of the date of grant and in twelve equal installments thereafter commencing on the fifteen month anniversary of the date of grant and the end of each three month period thereafter;

•	An initial restricted stock grant equal to 300,000 shares of VeriFone common stock, 50% of which will vest on Mr. Galant’s start date, and 50% of which vest on the first anniversary of his start date;

•	An initial restricted stock unit grant in an amount at target of 200,000 shares of VeriFone common stock (the “Upfront TSR Shares”), with payout opportunity ranging from 0% to 200% of target, based on the level of achievement of the Company’s total shareholder return (“TSR”) relative to the companies in the S&P North America Technology Index over the 3-year performance period through the third anniversary of his start date. For purposes of the Upfront TSR Shares, TSR shall be calculated on a stack-ranked basis using a 60-trading day average closing prices immediately preceding the beginning and end of the performance period. Payout shall be at target (i.e., 200,000 shares of common stock) for TSR at the 50th percentile, scaling for performance above and below the 50th percentile (e.g., 60th percentile ranking results in payout at 120% of target or 240,000 shares of common stock). The threshold for any payout under the Upfront TSR Shares is the 25th percentile (i.e., no shares of common stock will be awarded for performance below the 25th percentile) and the maximum payout shall equal 200% of target (i.e., 400,000 shares) at the 100th percentile. In the event of a Change in Control (as defined in the Offer Letter), the performance period for the Upfront TSR Shares will terminate effective immediately prior to the Change in Control and the level of payout under the Upfront TSR Shares shall be measured at that time. The Upfront TSR Share payout as so determined will be subject to time-based 3-year cliff vesting (from the original grant date).

Under the terms of the Offer Letter, the Company will reimburse Mr. Galant for reasonable expenses involved in his relocation, which will cover the actual movement of household and personal belongings and other relocation expenses associated with joining the Company, as well as reasonable travel for Mr. Galant and his family for house-hunting trips and the cost of temporary housing (not to exceed twelve months) and associated expenses. Mr. Galant will also be entitled to participate in the Company’s employee benefit plans, policies and programs, as in effect from time to time, on the same basis as made available generally to other senior executive officers of the Company.

In the event that the Company terminates Mr. Galant’s employment without Cause (as defined in the Offer Letter), Mr. Galant will be entitled to the following: (i) any unpaid accrued salary or earned but unpaid Annual Bonus (“Accrued Compensation”) and a lump sum cash severance payment equal to the sum of his Annual Base Salary and his actual Annual Bonus for the preceding fiscal year; (ii) for twenty-four months following his date of termination of employment, the Company will promptly reimburse him for COBRA premiums and will permit him to continue to participate in the Company’s life insurance plan on the same basis as he participated in it as of immediately prior to his termination of employment, subject to certain exceptions (collectively, “Benefit Continuation”); and (iii) twelve months accelerated vesting of any outstanding equity awards, provided that any portion of any unvested Upfront TSR Shares that would have time-based vested, if such time-based vesting was monthly rather than 3-year cliff vesting, on or before the first anniversary of such termination of employment based on achievement of the TSR hurdle, shall so vest and shall be paid as soon as practicable following determination of the achievement of the TSR hurdle.

If a termination by the Company without Cause or by Mr. Galant for Good Reason (as defined in the Offer Letter) occurs and upon or within twelve months after a Change in Control (or if his employment is terminated by the Company without Cause or by him for Good Reason within ninety days prior to a Change in Control at the request of a third party acquiror) (the “Change of Control Protection Period”), (i) the Company will pay him the Accrued Compensation and a lump sum cash severance payment equal to 2 times the sum of his Annual Base Salary and his target Annual Bonus, (ii) Mr. Galant will be entitled to receive Benefit Continuation and (iii) Mr. Galant will receive accelerated vesting in full of all outstanding equity awards.

The Company’s obligations to provide the severance benefits described above (other than payment of Accrued Compensation) are subject to Mr. Galant executing a release in favor of the Company and compliance with certain non-competition, non-solicitation and non-disparagement covenants.

If the Company terminates Mr. Galant’s employment for Cause, he terminates his employment without Good Reason, or his employment terminates due to death or Disability (as defined in the Offer Letter), the Company will promptly pay or provide (i) his Accrued Compensation, except that any earned but unpaid Annual Bonus shall be forfeited in the event of termination for Cause, (ii) any benefits that are required, or to which he is entitled, under any employee benefit plan, contract or arrangement of the Company, and (iii) any other payments or benefits required to be paid to him in accordance with applicable law. In addition, in the event his employment terminates due to death or Disability, the Company shall pay him or his estate, as applicable, (i) a pro-rata Annual Bonus at target for the fiscal year during which his death or Disability occurs, which shall be paid within sixty days following the date of termination of his employment and (ii) provide him with the same vesting benefits as in the case of a termination without Cause not in the Change of Control Protection Period.

The foregoing is qualified in its entirety by reference to the full text of the Offer Letter, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Adoption of Executive Severance Policy

(e) On September 19, 2013, the Compensation Committee of the Board of Directors of the Company approved and the Company adopted an Executive Severance Policy (the “Policy”), which will apply to the following executive officers: Marc Rothman (Executive Vice President and Chief Financial Officer), Albert Liu (Executive Vice President, Corporate Development and General Counsel), Eliezer Yanay (Executive Vice President and Chief Operations Officer), Jennifer Miles (President, VeriFone Americas), Bulent Ozayaz (President, VeriFone

Southern Europe, Russia, Middle East and Africa) and Sunil Kappagoda (President, VeriFone Asia Pacific) (together, the “Participants”). The Policy has a fixed term of three years (subject to extension for up to one year if there is a change of control (as defined in the Policy) during the last twelve months of the term).

Under the terms of the Policy, in the event of a termination of the Participant’s employment by the Company “without cause” (as defined in the Policy) (other than in the case of a change of control or Leadership Change as described in the paragraph below), the Participant will be entitled to severance benefits equal to (i) 12 months’ base salary and (ii) 12 months’ medical, dental, vision and life insurance benefit continuation/COBRA coverage, subject to certain exceptions (such benefits continuation described in clause (ii) being referred to as “Benefits Coverage”).

In the event of a termination of the Participant’s employment by the Company without cause or termination by the Participant of his or her employment for “good reason” (as defined in the Policy), during the period beginning 3 months prior to and extending 12 months after a “change of control” (as defined in the Policy) or the first appointment of a new permanent CEO after the effective date of the Policy (a “Leadership Change”), the Participant will be entitled to 12 months’ base salary (or 1.5 times that amount in the case of a Leadership Change), as well as Benefits Coverage and acceleration of the Participant’s then-outstanding equity awards, all as described in the Policy. The payments and other benefits described in this paragraph relating to a qualifying termination event in the 3 months prior to a change of control or Leadership Change apply only where termination of employment is at the request of the third party (in the case of a change of control), or at the request of the new CEO (in the case of a Leadership Change).

All payments and other benefits under the Policy are subject to the Participant’s granting of a release and compliance with certain non-competition, non-solicitation and non-disparagement covenants.

The payments and other benefits under the Policy are not duplicative of benefits under other policies and agreements and in the event of a duplication or conflicting benefit, the Participant will receive the more favorable of the two provisions.

The foregoing is qualified in its entirety by reference to the full text of the Policy, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Offer Letter, dated September 15, 2013

10.2	Executive Severance Policy

99.1	Press Release, dated September 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERIFONE SYSTEMS, INC.

	By:	/s/ Albert Liu
	Name:	Albert Liu
Date: September 23, 2013	Title:	EVP, Corporate Development and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter, dated September 15, 2013

10.2	Executive Severance Policy

99.1	Press Release, dated September 23, 2013